Exhibit 99.1

PRESS RELEASE

June 7, 2006

FOR IMMEDIATE RELEASE

Investor Contact:

Peter Mainz

Chief Financial Officer

Sensus Metering Systems

919-845-4017

Peter.Mainz@sensus.com

Sensus Metering Systems Acquires Assets of Advanced Metering Data Systems (AMDS); Enhances AMI Product Portfolio

RALEIGH, NORTH CAROLINA – In keeping with its strategy of expanding its automatic meter reading product portfolio and addressing increasing market demands for Advanced Metering Infrastructure (AMI), Sensus Metering Systems Inc. (Sensus) announced that it has entered into a definitive agreement to purchase the assets of Advanced Metering Data Systems, LLC (AMDS) located in New Orleans, LA.

“The purchase of AMDS’ assets takes us to the top level of today’s radio-frequency (RF) fixed network AMI systems and complements our current metering and automatic meter reading (AMR) systems and services,” says Dan Harness, CEO and President of Sensus. “Our experience working with the AMDS licensed spectrum AMI technology in the electric utility market has helped us realize the benefits that the system can provide across all of our electric, gas, and water utility customers in North America.”

Sensus has marketed AMDS’ technology to the electric utility and combined utility markets in North America for the past 18 months under an exclusive agreement. The system is promoted as FlexNet® with AMDS Connect® AMI System and has been exceptionally well received in the market, with system deployments and numerous pilot programs. Following the closing of the sale, the system will be promoted solely under the Sensus name. The AMDS fixed network RF system features full two-way communications directly with electric meters and enables functions such as remote meter programming and remote meter disconnect/connect. The system’s two-way capability also permits it to work under the system coverage umbrella with other compatible technologies such as smart thermostats and demand response components. These full two-way system capabilities will enable utilities to better manage their distribution networks for the foreseeable future and to address the Smart Metering initiatives underway in North America today. The system also features one-way fixed network capability for gas and water meter endpoints.

AMDS founder and CEO Britton Sanderford, who will take on the newly created position of Chief Technology Officer for Sensus, said, “This is a great event for AMDS. Having worked with the Sensus team over the past couple of years ensures me that this is the right direction for AMDS. The acquisition by Sensus Metering Systems will put the AMDS AMI technology and its team of talented managers and engineers under the direction of a strong business that has a long history and deep experience in the AMR and utility metering markets.”

The asset purchase agreement, signed on June 2, 2006, provides that Sensus will acquire substantially all of the assets and assume certain identified liabilities of AMDS for $45.4 million in cash at closing and the payment of additional cash consideration if the acquired business achieves certain performance targets through March 2011. In addition, pursuant to a Subscription Agreement with AMDS, Sensus Metering Systems (Bermuda 1) Ltd., Sensus’ parent, will issue certain preference shares to AMDS, which are subject to the performance of the acquired business over a five-year period following the closing. Sensus will finance the transaction with equity contributions from Sensus’ current principal investors and cash on hand. Closing of the acquisition is subject to the satisfaction of certain conditions, including obtaining certain governmental approvals.

ABOUT SENSUS METERING SYSTEMS

The Sensus Metering Systems companies are leading world-class providers of high-value metering and Automatic Meter Reading (AMR) solutions for water, gas, electric, and heat utilities as well as sub-metering entities worldwide. Additional linked businesses include Smith-Blair, Inc. a leading provider of pipe clamp & coupling products for the water, gas, and industrial markets; and Sensus Precision Die Casting a producer of complex, high quality die castings. For more information, please visit the Company’s web site at www.sensus.com.